UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

April 11, 2013

To our stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at the La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094, on Wednesday, June 5, 2013, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the meeting is provided in the enclosed proxy statement. At the meeting, stockholders will vote on the election of ten directors; an advisory vote to approve named executive officer compensation; the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and the transaction of such other business that may properly come before the meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting. Again this year, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. We are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This new process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Executive Chairman

VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Wednesday, June 5, 2013

Place	La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094

Items of Business

•    The election of ten members to the Board of Directors.

•     An advisory vote to approve named executive officer compensation;

•    The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year.

•     The transaction of such other business as may properly come before the annual meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Monday, April 8, 2013.

Internet Availability	As we did last year, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of annual meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.edocumentview.com/VSI.

Proxy Voting	It is important that your shares be represented and voted at the annual meeting. You can vote your shares on the Internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Richard L. Markee

Executive Chairman

April 11, 2013

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing this notice of annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “proxy materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2013 annual meeting of stockholders and at any adjournment or postponement.

We anticipate that the notice of Internet availability of proxy materials will first be sent to stockholders on or about April 11, 2013. The proxy statement and the form of proxy relating to the annual meeting are first being made available to stockholders on or about April 11, 2013.

You are invited to attend the annual meeting on Wednesday, June 5, 2013, beginning at 10:00 a.m., Eastern Daylight Time. The annual meeting will be held at the La Quinta Inns & Suites, 350 Lighting Way, Secaucus, New Jersey 07094. Stockholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to beneficial owners. If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The notice will tell you how to access and review the proxy materials over the Internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the Internet. If you received a notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the notice.

What should I bring with me to attend the annual meeting?

Stockholders must present a form of personal identification to be admitted to the annual meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the annual meeting, you must also present proof of your ownership of Vitamin Shoppe, Inc. common stock, such as a bank or brokerage account statement, to be admitted to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Who is entitled to vote at the annual meeting?

Stockholders of record at the close of business on April 8, 2013, the record date for the annual meeting, are entitled to receive notice of and vote at the annual meeting. You are entitled to one vote on each matter presented at the annual meeting for each share of common stock you owned at that time. At the close of business on April 8, 2013, there were 30,349,454 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the annual meeting

All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to our Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items.

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Three) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal One) and the “say on pay” proposal (Proposal Two) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote with respect to these proposals and those votes will be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 8, 2013) to be admitted to the meeting on June 5, 2013. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

What constitutes a quorum?

For business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 8, 2013, the record date, or at least 15,174,728 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal One – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the committee’s or the Board’s recommendation, decision or any related deliberations.

Proposal Two – Say on Pay. Our Board is seeking a non-binding advisory vote to approve the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three – Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your bank or broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Because shares that are not voted will be treated as “broker non-votes” and are not entitled to vote on the proposal, they will have no effect on the vote on the proposal.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board, each for a term of one year (Proposal One);

FOR the advisory vote to approve named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Two); and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year (Proposal Three).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those described in this proxy statement.

If other matters are properly presented at the annual meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the annual meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 52-week fiscal year ended December 29, 2012 (fiscal 2012), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the proxy materials. “Fiscal 2011” refers to the 53-week fiscal year that ended on December 31, 2011, and “fiscal 2010” refers to the 52-week fiscal year that ended on December 25, 2010.

The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board consists of ten members, and all directors are elected annually. The Board proposes that the ten nominees described below, each of whom is currently serving as a director, be re-elected for a new term of one year expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. Although the Nomination and Governance Committee does not have a formal policy with respect to diversity, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to our Board extensive executive leadership and board experience derived from their service as executives and, in many cases chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance—Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

The names of the ten nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Nominees for Directors

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Markee

Richard L. Markee became our Executive Chairman on April 4, 2011 and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011, he served as our Chief Executive Officer and as Chairman of the Board.

He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. from May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us.

Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P.

Mr. Markee previously served as a director of Collective Brands, Inc. and The Sports Authority, Inc.

As a result of these and other professional experiences, Mr. Markee possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

		59	September 2007

Anthony N. Truesdale	Anthony N. Truesdale has served as our Chief Executive Officer since April 4, 2011, and was our President and Chief Merchandising Officer from April 2006 to April 2011. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at PetSmart, Inc., holding various positions of increasing	50	April 2011

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

responsibility since January 1999. Before joining PetSmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England.

Mr. Truesdale has a strong background in merchandising, including category management, pricing and promotional effectiveness. He also has extensive knowledge in supply chain optimization, transportation and distribution. He has successfully built teams in several different organizations that have successfully focused on the customer experience, driving improvements in operating performance. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

B. Michael Becker

Michael Becker is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Becker was an Audit Partner for Ernst & Young LLP before his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc., from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide consulting services for two of its clients in the capacity of accounting and audit. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career before his retirement.

Mr. Becker holds an MBA and is an inactive Certified Public Accountant. The Board selected Mr. Becker to serve as a director based on his extensive experience in financial matters. Mr. Becker has experience in auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies.

		67	January 2008

Catherine E. Buggeln	Catherine E. Buggeln is a member of the Audit Committee and served during 2012 and until April 1, 2013 as a member of the Compensation Committee. Ms. Buggeln currently is a senior advisor to Irving Place Capital, a private equity firm, and has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004.	52	November 2009

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Ms. Buggeln is a director of Ascena Retail Group, Inc., where she serves on the audit and compensation committees. She was previously a director of The Timberland Company. She also serves as Chair of the Board of Bpeace.

The Board selected Ms. Buggeln to serve as a director because of her strong background in strategic planning and new business development.

Deborah M. Derby

Deborah M. Derby is a member of the Compensation Committee. She has served as Vice Chairman, Executive Vice President of Toys “R” Us, a privately held global toy retailer, since March 2013. Prior to rejoining Toys “R” us, she consulted for Kenneth Cole Productions, Inc., a retailer of fashion footwear, handbags and apparel, beginning in September 2012. She previously served as Executive Vice President, CAO for Toys “R” Us, overseeing the retail and online businesses in Canada and Australia, global Property Development, New Business Development and U.S Merchandise Presentation. Ms. Derby joined Toys “R” Us in 2000 as VP Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, EVP Human Resources, Legal & Corporate Communications and President, Babies “R” Us, the juvenile and apparel business of Toys “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst.

The Board selected Ms. Derby to serve as a director based on her experience as the EVP of a large global retailer with particular experience overseeing the Canadian operations.

		49	December 2012.

John H. Edmondson	John H. Edmondson is a member of both the Audit and the Nomination and Governance Committees. Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a NASDAQ-listed retail company selling boating supplies and accessories in 38 states, Puerto Rico and Canada, from December 1998 until January 2005. Mr. Edmondson has been pursuing his personal interests since January 2005.	68	April 2006

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Mr. Edmondson serves on the board of Cabela’s Incorporated and is a member of its audit, nominating and governance, and compensation committees.

The Board selected Mr. Edmondson to serve as a director based on his experience as the former Chief Executive Officer of a multi-store retailer and as a director.

David H. Edwab

David H. Edwab has served as Lead Director since April 4, 2011, is Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Edwab has served as an officer and director of Men’s Wearhouse for over 30 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, where he was elected President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At that time, Mr. Edwab resigned as President of Men’s Wearhouse and was then named Vice Chairman of the Board of Directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse and continues to serve as a director and as executive Vice Chairman of Men’s Wearhouse, a publicly traded company.

Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear Stearns & Co. Inc. and the predecessor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, until April 2008. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation. Mr. Edwab was previously a partner with Deloitte & Touche LLP and is an inactive Certified Public Accountant.

Mr. Edwab currently serves as a director and member of the audit committee and is chairman of the nomination and governance committee of New York & Company, Inc.

The Board selected Mr. Edwab to serve as a director based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

		58	November 2005

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Perkal

Richard L. Perkal was our Lead Director until April 2011 and has been a member of the Nomination and Governance Committee since October 2012. Mr. Perkal has been a director of our subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. since 2002.

Mr. Perkal is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 2000 to 2008, Mr. Perkal was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc and predecessor to Irving Place Capital Management, L.P. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a Senior Partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations.

Mr. Perkal currently serves as a director of New York & Company, Inc. and previously served as a director of Aeropostale, Inc.

As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure that strengthen the Board’s collective qualifications, skills and experience

		59	November 2002

Beth M. Pritchard

Beth M. Pritchard is a member of both the Compensation and the Nomination and Governance Committees. She currently serves as Business Development Advisor-North American to M. H. Alshaya, Co. W.L.L. a global franchise company representing over 65 premium brands, a position she has held since October 2008, and has been a principal of Sunrise Beauty Studio, LLC, since February 2009.

Ms. Pritchard previously served as President and Chief Executive Officer of Dean & Deluca from 2005 to November 2007, and as Vice Chairman of Dean & Deluca from December 2007 to November 2008. Ms. Pritchard joined Dean & Deluca in 2006, having previously served as President and Chief Executive Officer of Organized Living from January 2004 until May 2005, when it filed a reorganization petition under chapter 11 of the Bankruptcy Code and was subsequently liquidated.

		66	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

She also served as President and Chief Executive Officer of Bath & Body Works where she spent 12 years of her career helping to develop it into a specialty retail chain. Ms. Pritchard serves on the board of Zale Corporation, where she serves on the audit committee, and Cabela’s Incorporated, where she serves on the compensation and the nominating and corporate governance committees. She has previously served on the boards of Borders Group, Inc., Intimate Brands, Inc., Albertson’s, Inc., and Ecolab Inc. She also serves on the board of Shoppers Drug Mart Corporation, Canada’s largest provider of pharmacy products and services.

The Board selected Ms. Pritchard to serve as a director due to her extensive experience as the Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

Katherine Savitt

Katherine Savitt is a member of the Nomination and Governance Committee. She has served as the Chief Marketing Officer of Yahoo! Inc. since September 2012. Before joining Yahoo!, Ms. Savitt served as Chief Executive Officer of Lockerz, LLC since 2009. From 2006 to 2009, she served as the Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. From 2002 to 2006, Ms. Savitt served as Vice President, Strategic Communications, Content and Initiatives of Amazon.com.

Ms. Savitt serves on the Advisory Board of Liberty Media and as a board member of the Carnegie Museum of Art. She previously served on the board of Build-A-Bear Workshop, Inc.

The Board selected Ms. Savitt to serve as a director due to her background in marketing. Additionally, Ms. Savitt has an exceptional background in e-commerce combined with new business development both online and brick and mortar retail.

		49	November 2009

The Board unanimously recommends that stockholders vote “FOR”

the election of each of the nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE independence requirements (as effective July 1, 2013 to include the new requirements regarding the independence of members of the Compensation Committee), the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not. Based on the NYSE Listed Company Manual, as amended effective July 1, 2013, and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Mr. Becker, Ms. Buggeln, Ms. Derby, Mr. Edmondson, Mr. Edwab, Mr. Perkal, Ms. Pritchard and Ms. Savitt is independent. None of the non-employee directors has any relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees and officers. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee discusses. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, the Executive Chairman and the Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our certificate of incorporation and by-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

The Board and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Executive Chairman of the Board or the Corporate Secretary, at Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Corporate Secretary at the address above. The Corporate Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

We currently have separate roles for the Chief Executive Officer and the Executive Chairman of the Board. The Chief Executive Officer is responsible for setting our strategic direction and our day to day leadership and performance, while the Executive Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Two of the key responsibilities of the Board are to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise.

The Board believes that our Chief Executive Officer, who also serves as a director, is best situated to serve us because he is most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that the current separate roles of Executive Chairman and the Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board, which are essential to effective governance. The Board believes that this structure, together with a Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Because Mr. Markee, our Executive Chairman, is our employee and is therefore not “independent,” our Board has appointed David Edwab as “Lead Director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the rules of the NYSE. The Board selected Mr. Edwab, effective April 4, 2011, to serve as the Lead Director. Mr. Perkal had previously served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Executive Chairman and the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Executive Chairman and the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines. The Board generally holds executive sessions at each regular meeting.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions.

Meeting Attendance

The Board met five times in 2012. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with the Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend, and two of our directors attended the 2012 annual meeting.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors, as defined under the NYSE Listed Company Manual (as effective July 1, 2013 to include the new requirements regarding the independence of members of the Compensation Committee) and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations page of our website, www.vitaminshoppe.com.

A list of current Committee memberships may be found on the Investor Relations page of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
Catherine Buggeln	X
Deborah M. Derby		X
John H. Edmondson	X		C
David H. Edwab *	X	C
Richard L. Perkal			X
Beth M. Pritchard		X	X
Katherine Savitt			X

*	Mr. Edwab is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five meetings in 2012. The Audit Committee annually reviews and reassesses the adequacy of its charter, which was most recently updated in February 2012. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•

select, retain (subject to stockholder ratification), evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the firm’s work, including preapproval of audit and non-audit services;

•	review the annual and quarterly review processes with management and the independent registered public accounting firm;

•	review reports and recommendations of our independent registered public accountants;

•	oversee our internal audit function, including, review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal controls over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	monitor the independence and performance of our independent registered public accountants, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accountants;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

review and approve reports (to be included in the proxy statement) disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that Mr. Becker has financial management expertise and, based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Our Board has also determined that each Audit Committee member is independent as such term is defined in Item 407(a) of Regulation S-K, Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), the NYSE Listed Company Manual and the Corporate Governance Guidelines.

Compensation Committee

The Compensation Committee held three meetings in 2012. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In March 2013, the Compensation Committee reviewed and approved an updated Compensation Committee charter, which was approved first by the Nomination and Governance Committee and then by the full Board. As more fully described in its charter, the Compensation Committee’s primary functions are to:

•

develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for the CEO, other executive officers and the Board;

•	review and approve compensation and goals for the Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for the other executive officers and review the CEO’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•	review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for the CEO, executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	review the annual compensation committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with the CEO to develop succession plans for the Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2011 and 2012, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. The Compensation Committee assesses the independence of the consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the New York Stock Exchange listing standards. The Compensation Committee believes that Hay Group has been independent throughout its service for the Compensation Committee and there is no conflict of interest between Hay Group and the Compensation Committee. Additional information regarding the Compensation Committee’s engagement of Hay Group can be found in the section below entitled Compensation Discussion & Analysis–Compensation Benchmarking and the Role of Consultants.

The Executive Chairman and the Chief Executive Officer periodically attend meetings at the request of the Compensation Committee. The Executive Chairman’s and the Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan to one or more members of our Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act of or not to qualify for, or cease to qualify for, exemption under Internal Revenue Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during the last fiscal year has (a) served as one of our officers or employees or (b) any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met two times in 2012. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the charters of Board committees; and

•	manage the performance review process of the Board, its committees and the Chief Executive Officer.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Principles, our Standards of Business Conduct and our Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on the Investor Relations page of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had nine directors at December 29, 2012, the end of our 2012 fiscal year. During fiscal 2012, eight directors received compensation. Mr. Markee and Mr. Truesdale, our executives who also serve as directors, do not receive any compensation for their services on our Board. Douglas R. Korn, who served as a director until our 2012 annual meeting, did not stand for re-election. Ms. Derby joined the Board effective December 31, 2012.

In September 2011, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive compensation and director compensation matters. Based upon recommendations of Hay Group, effective January 1, 2012, we modified our director compensation policy, and we currently pay each non-management and independent member of our Board a $55,000 annual retainer, paid quarterly, and no meeting attendance fees. Each independent committee chairperson, the committee members and the Lead Director receive annual retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)

Audit	20,000
Compensation	15,000
Nomination and Governance Committee	10,000
Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance Committee	5,000
Lead Director Retainer
Mr. Edwab	17,000

In addition, the non-management and independent directors receive annual awards of restricted stock units equal to the grant date value of $60,000. Those awards are made on the first trading day of the year, and restrictions on restricted stock units expire one year from the date of grant, provided that the non-management director continues to serve as a member of the Board. Current directors that are fully vested in their initial equity awards receive 100% of the annual award value. Current directors that are not fully vested in their initial equity award will participate in the annual award of restricted stock units the year they fully vest, on a pro-rated basis and thereafter at 100% of the annual award value. Initial awards of restricted stock units to new directors are made on the first trading day of the calendar month after they become a new director, pro-rated to the remaining number of whole calendar months in that current year.

The following table provides information concerning the compensation of each director who served in fiscal 2012 other than Mr. Markee and Mr. Truesdale, whose compensation is described elsewhere in this proxy statement and who do not receive any compensation for their services on our Board:

Director Compensation Table for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
B. Michael Becker	86,000	44,987	130,987
Catherine E. Buggeln	76,000	—	76,000
John H. Edmondson	75,000	60,007	135,007
David H. Edwab	100,500	60,007	160,507
Douglas R. Korn	—	—	—
Richard L. Perkal	13,750	14,987	28,737
Beth M. Pritchard	70,500	44,987	115,487
Katherine Savitt	62,500	—	62,500

(1)	Compensation expense resulting from the granting of restricted share units is based on the grant date fair value of those common shares and is recognized over the one-year vesting period for restricted share units. These amounts were calculated in accordance with FASB ASC Topic 718.

The table below shows the aggregate number of shares underlying stock options, the number of shares of restricted stock and the number of restricted stock units held by non-employee directors as of December 29, 2012.

Name	Stock Options (#)	Restricted Stock Awards (#)	Restricted Stock Unit Awards (#)
B. Michael Becker	27,742	151	1,013
Catherine E. Buggeln	20,937	—	—
John H. Edmondson	4,522	1,444	1,489
David H. Edwab	5,768	1,735	1,489
Richard L. Perkal	—	—	261
Beth M. Pritchard	28,742	351	1,013
Katherine Savitt	14,437	—	—

Stock Ownership Guidelines for Directors

On December 14, 2011, the Board approved a stock ownership policy for the non-management and independent members of our Board, to encourage significant share ownership and further align the personal interests of our Board members with shareholders. Each covered individual is required to accumulate and hold an aggregate value of $150,000 in our common stock and/or vested options or restricted stock units. The directors have a four-year period to achieve, and then hold, the required level of share ownership value, beginning on December 14, 2011 for the directors in office on that date, and beginning on their respective first dates of service for directors who joined or will join us after that date.

SECURITY OWNERSHIP

The following table describes, as of April 8, 2013, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 30,349,454 shares of common stock outstanding as of April 8, 2013. Each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. The address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street, North Bergen, New Jersey 07047, except as otherwise noted. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 8, 2013 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage ownership of any other person.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

Beneficial Owners of More than 5% of Our Common Stock
Wells Fargo & Company (1)	3,626,721	11.95%
Eagle Asset Management, Inc. (2)	3,084,537	10.16%
BlackRock, Inc. (3)	2,182,599	7.19%
FMR LLC (4)	2,181,366	7.19%
Vanguard Group, Inc. (5)	1,708,999	5.63%
AllianceBernstein LP (6)	1,580,997	5.21%

Executive Officers and Directors:
Richard L. Markee	273,333	*
Anthony N. Truesdale	418,755	1.37%
Michael Archbold (7)	18,548	*
Brenda Galgano	39,132	*
Louis H. Weiss	49,983	*
Jean W. Frydman	7,820	*
B. Michael Becker	28,906	*
Catherine Buggeln	13,958	*
Deborah M. Derby	—	*
John H. Edmondson	7,455	*
David H. Edwab	8,992	*
Richard L. Perkal	2,000	*
Beth M. Pritchard	30,106	*
Katherine Savitt	—	*
All directors and executive officers as a group (14 persons)	898,988	2.90%

*	Represents less than 1%.

(1)

Based solely on a Schedule 13G/A filed with the SEC on March 29, 2013 by Wells Fargo & Company. At that time, Wells Fargo & Company reported sole voting power as to 41,125 shares, shared voting power as to 3,208,477 shares, sole dispositive power as to 41,125 shares and shared dispositive power as to 3,574,172 shares and listed its address as 420 Montgomery Street, San Francisco, California 94104.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 29, 2013 by Eagle Asset Management, Inc. At that time, Eagle Asset Management, Inc. reported sole voting power as to 3,084,537 shares and sole dispositive power as to 3,084,537 shares and listed its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 2,182,599 shares and sole dispositive power as to 2,182,599 shares and listed its address as 40 East 52nd Street, New York, New York 10022.
(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC. At that time, FMR LLC reported sole voting power as to 676 shares and sole dispositive power as to 2,181,366 shares and listed its address as 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2013 by Vanguard Group, Inc. At that time, Vanguard Group, Inc. reported sole voting power as to 42,331 shares, sole dispositive power as to 1,668,168 shares and shared dispositive power as to 40,831 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Based solely on a Schedule 13G filed with the SEC on February 13, 2013 by AllianceBernstein LP. At that time, AllianceBernstein LP reported sole voting power as to 1,356,702 shares, sole dispositive power as to 1,544,898 shares and shared dispositive power as to 36,099 shares and listed its address as 1345 Avenue of the Americas, New York, New York 10105.
(7)	Although Mr. Archbold left our employment effective June 30, 2012, we are required to reflect his stock ownership in this table because he is one of our named executive officers under applicable SEC rules.

PROPOSAL TWO— ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval of the named executive officer compensation as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that describes what companies must include in their CD&A and compensation tables. As required by the Dodd-Frank Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee values the opinions expressed by our shareholders, however, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. We have described this compensation in detail under the heading “Compensation Discussion & Analysis” below. The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

Here are some common questions and answers to help you better understand what this vote means:

What am I voting on?

Commonly referred to as a “say-on-pay” proposal, this proposal lets you vote on whether to endorse the compensation we pay to our named executive officers.

What factors should I consider in voting on this proposal?

The section entitled “Compensation Discussion & Analysis” (“CD&A”) describes in detail the different kinds of compensation we pay, the reasons we pay each type of compensation and the amounts of compensation we pay. As stated in that section, our goal is to compensate our named executive officers in a way that encourages them to maximize short-term performance without compromising long-term profitability and shareholder return, while giving them a degree of compensation stability. You should consider whether you agree with the objectives we describe in the CD&A and whether the amounts we pay as a result are appropriate. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the CD&A. We submitted our executive compensation program in effect for 2012 to a non-binding advisory vote of the stockholders at our 2012 annual meeting. Our stockholders approved the 2012 executive compensation program by the affirmative vote of 99.5% of the shares voted for or against the proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2012 and in 2013, as it believes the programs continue to attract, retain and appropriately incent senior management.

The Compensation Committee and the Board considered the results of the stockowner “say on frequency” vote at our 2011 annual meeting in adopting a frequency policy for future say-on-pay votes. Because a substantial majority of votes cast expressed a preference for having a say on pay vote every year, the Board decided that we will hold future non-binding advisory votes on executive compensation every year until our Board determines that a different frequency for such non-binding votes is in our best interests or until we hold the next required vote on the frequency of such votes no later than our 2017 annual meeting.

We believe our compensation practices are reasonable, carefully crafted to accomplish the best possible long-term results for the Company and have served us well. In particular, we believe our program strongly and consistently links the level of compensation of named executive officers to our performance. The program has enabled us to attract and retain a management team that has led us through several years of successful performance and positioned us for future growth and success. For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with our performance and has demonstrated that it incentivizes desirable behavior from our executives.

Is this vote binding?

Because your vote is advisory, it will not be binding upon the Board or Compensation Committee. However, our Board and Compensation Committee value your opinion and will take the outcome of the vote into account when considering future compensation arrangements.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation as described in this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

David H. Edwab – Chairman

B. Michael Becker

Deborah M. Derby

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation principles under which our executive compensation program operates and the key actions taken by our Compensation Committee for fiscal 2012 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for this proxy statement are:

Named Executive Officers

Name	Title
Richard L. Markee	Executive Chairman
Anthony N. Truesdale	Chief Executive Officer
Michael G. Archbold	Former President and Chief Operating Officer, who left our employment effective June 30, 2012
Brenda Galgano	EVP, Chief Financial Officer
Louis H. Weiss	SVP, Chief Marketing Officer
Jean W. Frydman	SVP, General Counsel and Corporate Secretary, who joined us in May 2012 as Vice President (now Senior Vice President), General Counsel and Corporate Secretary

Executive Summary

This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

2012 Financial Highlights

In 2012, we achieved solid financial results and were successful in a number of important areas, including the following:

•	Comparable store sales grew 8.2%, the highest annual level since 2003

•	Net sales increased 11.0%

•	Operating income rose 29.3%

•	Operating margin of 10.5%

•	Fully diluted EPS of $2.02

•	Opened 54 stores during the year, including our first two in Canada

2012 Compensation Committee Actions Regarding CEO Compensation

After considering our operating performance and return to stockholders, and Mr. Truesdale’s strong leadership and individual accomplishments, the Compensation Committee took the following actions regarding Mr. Truesdale’s compensation:

•	Base Salary: There was no change in Mr. Truesdale’s base salary of $675,000 for 2012, following a significant increase in 2011 due to his appointment to Chief Executive Officer.

•

Annual Management Incentive Program: The $1,227,909 amount awarded to Mr. Truesdale for 2012 increased 32.8% over 2011. The amount awarded reflects his personal accomplishments and our Adjusted EBITDA performance, which in 2012 was $124.4 million and exceeded our target of $110.6 million.

•

Long-Term Equity Compensation: The total reported amount for 2012 Stock Awards decreased 57% to $800,002 compared to 2011. Performance-based long-term equity compensation represents a substantial portion of Mr. Truesdale’s pay, as the Compensation Committee believes this element is directly aligned with the interests of our stockholders.

•

Stock Ownership Policy: In March 2013, the Compensation Committee also approved an amendment to our stock ownership policy to increase Mr. Truesdale’s ownership percentage to 400% of his annual base salary. Mr. Truesdale is in compliance with this policy.

2012 Compensation Philosophy and Highlights

We are working hard to optimize our results for the benefit of all our stakeholder groups, both in the short-term and the long-term. We believe that focusing on our people and making appropriate strategic investments throughout our organization will enable us to maximize our results and fulfill our long-term strategic objectives.

Our executive compensation program consists of a mix of salary, short-term bonus incentives and long-term equity incentives. We do not provide tax gross-ups, and we provide only limited perquisites to executives.

Short and Long-Term Incentives

When determining annual bonuses for our short-term bonus program, the Compensation Committee considered our Adjusted EBITDA performance, which in 2012 was $124.4 million and exceeded our target of $110.6 million. This resulted in a payout of the corporate element of our bonus at 189% of target. The individual performance objectives of our bonuses varied among the named executive officers, reflecting their individual contributions during the year. In the aggregate, our bonuses ranged from approximately 95% to 185% of target for our named executive officers. In the aggregate, bonus payments ranged from approximately 66% to 182% of the named executive officers’ base salary. We also granted long-term equity incentives in the form of restricted stock, split equally between time- and performance-vesting, to our named executive officers. Accordingly, we believe our executive compensation program links pay with our business performance and shareholder interests.

Compensation Program Modifications for 2012

Summary of Compensation Program, Including Recent Modifications

Our executive compensation program includes the following features:

•	Our short-term incentive program is based on the Company’s performance and individual contributions.

•	Our long-term incentives include our performance-based vesting hurdles.

•	We maintain stock ownership guidelines for our named executive officers.

•

We have enhanced our forfeiture and recoupment policies that provide for the cancellation or clawback of amounts or awards from named executive officers in certain circumstances, including fraud or financial restatements.

•	The Compensation Committee uses an independent compensation consultant.

•	We adopted an anti-hedging policy in 2012.

Annual Bonus – Management Incentive Program

Our philosophy is to use bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations. The Management Incentive Program, or “MIP,” is a cash-based, pay-for-performance annual incentive plan. In February 2012, we amended the MIP to increase the maximum potential bonus from 150% to 200% of target for 2012. The MIP includes a threshold amount of earnings before interest, taxes, depreciation and amortization and certain other adjustments that the Company must earn before we can pay cash bonuses to our named executive officers. We increased that threshold amount from $92.5 million in 2011 to $102.9 million in 2012.

Long-Term Incentive Compensation

For awards granted in 2012, we determined to award only restricted stock rather than a combination of restricted stock and stock options. The grants made in 2012 consisted of 50% performance-based restricted stock and 50% time-based restricted stock.

Severance Policy

We also further refined and adopted a uniform policy on severance applicable to executive officers. For named executive officers, severance is payable if a change in control actually occurs and the executive’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit consists of (a) a cash severance benefit of two times base salary plus target bonus; and (b) continued benefits for a two-year period for named executive officers. The policy requires executives’ compliance with various post-termination covenants during the relevant severance period.

Say-on-Pay Vote in 2012

We submitted our executive compensation program in effect for 2012 to a non-binding advisory vote of the stockholders at our 2012 annual meeting. Our stockholders approved the 2012 executive compensation program by the affirmative vote of 99.5% of the shares voted for or against the proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2012 and in 2013, as it believes the programs continue to attract, retain and appropriately incent senior management.

Compensation Committee Process

The Compensation Committee of the Board approves all compensation and awards to our top executives, including the named executive officers included in the Summary Compensation Table. Our 2013 executive compensation program is substantially similar to the executive compensation program in effect for 2012, which we submitted to a non-binding advisory vote of the stockholders at our 2012 annual meeting. As noted above, our stockholders approved the 2012 executive compensation program by the affirmative vote of 99.5% of the shares voted for or against the proposal.

We believe that our compensation practices are appropriately aligned with the long-term interests of our shareholders and tie a significant portion of pay to sustained business performance over a multi-year period. In addition to the principles discussed in the CD&A, the following practices support our pay philosophy:

•	Compensation for executive officers is a balanced mix of cash and equity, including annual long-term and performance-based equity that include metrics that ensure shareholder alignment.

•

Our executives are subject to stock ownership guidelines based on peer analysis that include target ownership of four times annual base salary for the Chief Executive Officer, two times annual base salary for the other named executive officers and one times annual base salary for vice presidents.

We have a clawback policy that allows the recoupment of incentive-based compensation from any executive officer whose fraud or misconduct may cause us to restate our financial statements.

Annually, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, subject to the Chief Executive Officer’s employment agreement, establishes the Chief Executive Officer’s compensation for the subsequent year. At the Compensation Committee’s request, the Executive Chairman and the Chief Executive Officer review with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Executive Chairman and the Chief Executive Officer do not participate in the Compensation Committee’s deliberations with regard to their own compensation. The Compensation Committee gives substantial weight to the Executive Chairman’s and the Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess the other executive officers’ performance and contributions to us.

The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and personal objectives with respect to the prior year’s results. Additionally, following discussions with the Executive Chairman and the Chief Executive Officer, and, when the Compensation Committee determines that it is appropriate, with other advisors, the Compensation Committee establishes the compensation for our other executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the financial and personal objectives for each executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

In addition to the Compensation Committee members, the Chief Executive Officer, the Executive Chairman, the Chief Financial Officer, the Corporate Secretary/General Counsel and the Senior Vice President of Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Other members of the Board have also attended Compensation Committee meetings. The Compensation Committee makes reports to the full Board based on its activities and, for certain activities, such as the granting of options, the Compensation Committee makes recommendations to the full Board for approval.

General Compensation Philosophy, Objectives and Purpose

We work to attract and retain proven, talented, industry executives who we believe will help to place us in the best position for continued growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe that:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (a) reflect progress toward Company-wide financial and personal objectives and (b) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through stock option awards and restricted stock ownership, which aligns their interests with those of our other stockholders.

The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed our expectations and to meet specific individualized goals. We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We believe that stock-based compensation provides a means for our executives to obtain a degree of ownership of our Company, and therefore align corporate and individual goals. Beginning in April 2010, the Compensation Committee has incorporated performance-based elements into our equity grants to our executive officers. Because cash bonuses are based on both individual and Company-wide performance and objectives, we offer a market-competitive base salary for the executive position to mitigate the volatility we may experience regarding overall performance and objectives. Our philosophy is that we should use bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations and not as component of salary.

Compensation Benchmarking and the Role of Consultants

Review of External Data

Each year the Compensation Committee reviews the total compensation package of each named executive officer based upon the recommendations of the Chief Executive Officer and such outside consultants as the Compensation Committee has deemed appropriate. For named executive officers, data relating to our proxy peer group is supplemented with retail industry survey data from Hay Group, a national executive compensation consulting firm retained by the Compensation Committee. The Compensation Committee used data provided by Hay Group to analyze our executive compensation compared to Hay Group’s proprietary, retail-specific survey as well as the approved peer group. The 2011 Hay Retail Industry Survey included 108 retailers, provided data by job title and controlled for differences in responsibility and revenue through “point” comparisons under its proprietary job evaluation system and regression analysis. The 2011 list of Hay Retail Industry Survey participants is available at http://www.haygroup.com/Downloads/us/misc/2011_Hay_Group_Retail_TR_LOP_Layout.pdf .

Also, the Compensation Committee may consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess the compensation practices in the businesses and markets in which we compete for executive talent. In its review of the total compensation package of each named executive officer in 2012, the Compensation Committee considered the following “other data”: proxy data from the Company’s peer group, including overhang run rate data, and executive compensation trends. The Compensation Committee used this data as a benchmark reference for decisions of internal pay adjustments, to inform decisions regarding executive compensation elements and incentive mix and to provide internal compensation comparisons. The Compensation Committee also used this data as a comparison to an external benchmark to evaluate the Company’s position relative to the broader market, but did not reference particular percentiles of market or peer practices. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to certain individuals to address retention issues.

Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant does not perform other services for the Company unless the Compensation Committee pre-approves those services and the Compensation Committee is updated regularly regarding the status of those services. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2012, management did not engage a separate consultant.

In 2011 and 2012, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. In 2012, the Compensation Committee asked Hay Group:

(a)  to assist the Compensation Committee with respect to the 2012 amendment to the Vitamin Shoppe 2009 Equity Incentive Plan;

(b)  to discuss with the Compensation Committee the design of the 2012 Management Incentive Program and the long-term incentive compensation granted in 2012;

(c)  to discuss with the Compensation Committee the proposed compensation of our Executive Chairman;

(d)  to analyze and summarize peer group proxies with respect to executive compensation; and

(e)  to provide an overview of trends and key issues in executive compensation.

In conducting its assignment, Hay Group contacted our management, including the Executive Chairman and Chief Executive Officer, as well as the General Counsel and the Senior Vice President of Human Resources. The Compensation Committee retained Hay Group to prepare compensation analyses for review by the Compensation Committee in advance of the annual executive officer compensation reviews that occurred in the first quarter of 2012. At the direction of the Compensation Committee, Hay Group worked with our Human Resources department to compare compensation paid to our executive officers with compensation paid for comparable positions at peer companies as well as companies included in Hay Group’s compensation survey. The Compensation Committee also instructed Hay Group to prepare an analysis on compensation data for our Executive Chairman. Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. Our management does not direct or oversee the activities of Hay Group with respect to our executive compensation program.

Selection of Peer Group

The Committee recognizes the value of using a peer group to further its understanding of the competitive market for executive talent. In general, the “Peer Group” comprises 13 retail companies that generally have revenues between one half and two times our revenue, have a market capitalization between one half and two times ours, operate in the retail sector, and compete with us for executive talent. In 2011, Hay Group reviewed the peer group to ensure that its composition was still appropriate, and also made recommendations for potential modifications to the peer group. For 2012, our peer group was composed of the following companies:

Buckle

Cato Corp.

Citi Trends

Fresh Market

GNC

hhgregg

Hibbett Sports

Jos A Bank Clothiers

lululemon athletica

Lumber Liquidators Holdings

rue21

Ulta Salon, Cosmetics & Fragrance

Zumiez

Elements of Total Compensation

Base Salary

Base salaries for our executives are determined based on the specific level of the executive, responsibilities of his or her position, and certain benchmarking and labor market factors. Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for the named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted, on occasion at the Compensation Committee’s discretion, to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the base salaries of the named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Base Salary

Name	2011 ($)	2012 ($)	Increase (Decrease) (%)
Richard L. Markee	400,000	400,000	—
Anthony N. Truesdale	675,000	675,000	—
Michael Archbold	535,000	535,000	—
Brenda Galgano	450,000	459,000	2.0
Louis Weiss	382,500	392,070	2.5
Jean Frydman	—	300,000	N/A

Annual Bonus – Management Incentive Program

Our philosophy is that bonuses are to be used to provide an added incentive to meet additional objectives that exceed ordinary expectations. The Management Incentive Program, or MIP, is a cash-based, pay-for-performance annual incentive plan that we adopted in December 2004. The MIP allows for a range of cash awards based on the participant’s base salary, level of employment and our operating results and individual objectives. Individual objectives are established by the employee’s supervisor with the approval of the Chief Executive Officer

The annual bonus for all participants in the MIP is based upon a combination of Company and individual objectives, subject to the Compensation Committee’s discretion to award lesser amounts to individual executives based upon performance and the recommendation of the Chief Executive Officer (which the Compensation Committee did not exercise in 2012). Under the MIP, awards are calculated and paid based on our audited financial statements. Cash awards are processed and paid before March 15 of the following year to maintain the tax deductibility of payments under the MIP in the year accrued. The Chairman of the Compensation Committee, the Chairman of the Audit Committee and our outside auditors discuss our audited financial results.

The Compensation Committee reviews the MIP periodically and presents any proposed changes to the Board. Based upon a review of the compensation arrangements discussed below, we believe that the value and design of our executive compensation program has adequately addressed our goals and compensation philosophy.

The formula below provides an illustration of how the annual bonus award pursuant to the MIP is calculated.

Eligible Compensation x Participant’s Target Bonus x Performance Achievement Percentage x Corporate Multiplier = MIP Award

Eligible Compensation

Eligible Compensation is the participant’s base salary compensation for the fiscal year for which the bonus is being paid, in this case 2012.

Participant’s Target Bonus

Each position has a target bonus, which is a percentage of the individual’s base salary. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus.

The Compensation Committee set the individual target bonuses for fiscal 2012, and Hay Group reviewed those target bonuses. The individual target bonuses were:

•	60% of base salary for Mr. Markee, our Executive Chairman;

•	100% of base salary for Mr. Truesdale, our Chief Executive Officer (established pursuant to his employment agreement);

•	70% of base salary for Mr. Archbold, our former President and Chief Operating Officer;

•	50% of base salary for Ms. Galgano, our EVP and Chief Financial Officer;

•	45% of base salary for Mr. Weiss, our SVP and Chief Marketing Officer; and

•	45% of base salary for Ms. Frydman, our SVP, General Counsel and Corporate Secretary.

Corporate Objectives

Each year, corporate objectives are reviewed by the Compensation Committee and approved by our Board as part of the budgeting process. To date, the corporate objectives have always been financial, although the Compensation Committee may in the future designate objectives that include both financial (objective) criteria and/or subjective criteria. If the target Company performance objectives are not satisfied, there is no bonus payout for any eligible participant.

The Company dollar target necessary for the issuance of cash bonuses to our named executive officers for fiscal 2012 was a threshold amount of earnings before interest, taxes, depreciation and amortization and certain other adjustments as reviewed and approved by the Compensation Committee (“Adjusted EBITDA”) of $102.9 million, with a target of $110.6 million. Adjusted EBITDA represents net income before provision for income tax, interest income and expense, depreciation and amortization, along with adjustments for capital expenditures, working capital employed during the year and certain other adjustments as reviewed and approved by Compensation Committee. With the exception of our Chief Executive Officer, the former President and Chief Operating Officer and the Executive Chairman, each of whose annual bonuses are established by the Compensation Committee in a manner consistent with their employment contracts, annual bonuses are determined based on the guidelines provided in our MIP. Executive bonuses for fiscal 2012 were based on Adjusted EBITDA as in prior years.

Corporate Multiplier

The MIP provides that if the corporate performance objective is exceeded, there will be an increase in the bonus payment, subject to incremental increases. Beginning in fiscal 2007 and continuing through fiscal 2012, the bonus payments ranged from 50% to 189% of the participant’s target bonus based upon the achievement of certain corporate performance objectives. In addition, we also determined that for fiscal 2007 and subsequent years, if we attain the minimum level of the corporate performance objectives, but if we do not show improvement in the operating (i.e., non-sales) components of our business, there will be no payments under the MIP. In 2011, the Compensation Committee engaged Hay Group to review our bonus program. Based upon their review, in February 2012, the Compensation Committee decided that additional upside opportunity should be provided to better calibrate the bonus opportunity under the MIP program and risk, and thus, recommended that we increase the maximum potential bonus from 150% to 200% of target for 2012. This increase aligns with competitive market practice. The Compensation Committee also established $126.1 million as the amount of Adjusted EBITDA that the Company was required to earn for an individual to achieve the maximum bonus payout. For fiscal 2012, our performance exceeded both the threshold Adjusted EBITDA and the target Adjusted EBITDA. As a result, a corporate multiplier of 189% was applied to each executive’s pre-defined bonus payout percentage.

Individual Objectives

The Compensation Committee customizes the individual component of the bonus to each individual’s position with us. Since fiscal 2007, the MIP has provided that if our Company does not achieve the minimum level of the Company performance objective, the Company will not pay individual performance bonuses. The individual objectives for fiscal 2012 for Mr. Truesdale included ongoing execution of the Company’s strategic growth plan, guiding our brand message and the cultural transformation across our organization and through the customer experience, achieving specific milestones against our leadership development and succession plan, and delivering Company productivity and performance. The individual objectives for fiscal 2012 for the other named executive officers included implementing strategic initiatives specific to their businesses, goals related to new business development, channel productivity enhancements, brand identity expression, product development and merchandising strategies, financial and productivity initiatives and personnel talent and organizational development.

In fiscal 2012, the Compensation Committee weighted the Company’s performance at 75% and weighted the individual performance of each named executive officer at 25%. In early 2013 based upon our fiscal 2012 audited financial statements, the Compensation Committee determined the individual performance achievement percentages for each of the following named executive officers:

•	85% for Mr. Markee, our Executive Chairman;

•	85% for Mr. Truesdale, our Chief Executive Officer;

•	50% of base salary for Mr. Archbold, our former President and Chief Operating Officer;

•	92% for Ms. Galgano, our Chief Financial Officer;

•	94% for Mr. Weiss, our Chief Marketing Officer; and

•	45% for Ms. Frydman, our Senior Vice President, General Counsel and Corporate Secretary (reflecting her partial year of service).

The following table shows targeted and actual bonus amounts calculated as described above for the named executive officers for 2012.

2012 MIP Bonuses

Name	Target %	Threshold Payment ($)	2012 Target Payment ($)	Maximum Payment ($)	Actual Bonus ($)	Actual Bonus as a % of Target Payment (%)
Richard Markee	60	120,000	240,000	480,000	436,590	182
Anthony Truesdale	100	337,500	675,000	1,350,000	1,227,909	182
Michael Archbold(1)	70	187,250	374,500	749,000	353,903	95
Brenda Galgano	50	114,750	229,500	459,000	423,637	185
Louis Weiss	45	88,216	176,432	352,864	327,066	185
Jean Frydman(2)	45	41,539	83,077	166,154	153,090	184

(1)	In accordance with his separation letter agreement, Mr. Archbold received 50% of the annual cash MIP bonus for 2012 attributable to the performance of the Company as a whole that he would have earned based on actual Company results for 2012 had his employment not terminated, which was paid in March 2013. Under his separation letter agreement, he was deemed to have satisfied his individual operating objectives.
(2)	Reflects a partial year, given that Ms. Frydman joined us in May 2012.

Individual Bonus Plans

From time to time we may offer individualized bonus plans in connection with the retention of executive officers.

Long-term Incentive Compensation

We granted equity awards in 2012 to our named executive officers in the form of restricted shares:

Type of Awards Granted in 2012	Vesting Period	Performance Based Criteria	Mix
Performance-Based Restricted Stock	50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant(1)	Achievement of 12% or greater Adjusted EBITDA growth(1)	50%
Time–Based Restricted Stock	50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant	None	50%
Total			100%

(1)	The performance-based restricted stock also contains a make-whole provision if the three-year Adjusted EBITDA growth is achieved, even if growth in any individual year is not achieved.
(2)	The Adjusted EBITDA target for the 2012 performance-based restricted stock shown in the table above is the same Adjusted EBITDA target used for determining annual MIP bonuses, and is determined on the same basis.

We believe that granting equity in these forms encourages our executives to focus on our future success. We grant equity awards under the Amended 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan, which was adopted in 2009 and amended in 2012. Our named executive officers and certain outside directors participate in both plans. The number of shares of restricted stock granted to recipients is based in part on their position with us. In the case of certain named executive officers, the number of options or restricted shares granted was a negotiated part of their individual employment packages. These grants are summarized in “Grants of Plan-Based Awards.” All grants to officers require the approval of our Board.

Before 2012, we granted performance-based stock option grants that vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. The target metrics underlying the vesting of performance-based stock option grants are established each year. The vesting requirements for performance-based stock option grants permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. No performance-based stock options were granted in 2012. The dollar amounts for 2012 in the Option Awards column in the Summary Compensation Table below represent the fair value of annual tranches of performance-based stock options granted before 2012.

Stock Ownership Guidelines for Officers

On February 22, 2012, the Board approved a stock ownership policy for our executive officers, to encourage significant share ownership and further align the personal interests of our executive officers with shareholders. Under that policy:

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the Chief Executive Officer was required to accumulate and hold an aggregate market value of our common stock equal to 300% of his annual base salary in our common stock and/or vested stock options or restricted stock units; in March 2013, the Board further amended the stock ownership policy to increase his percentage to 400%;

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each of the other named executive officers and senior vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 200% of his or her annual base salaries in our common stock, and/or restricted stock units or vested stock options; and

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each of the other vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 100% of his or her annual base salaries in our common stock and/or restricted stock units or vested stock options.

Executive officers have a four-year period that began on April 1, 2012 for executive officers who were in our employment on that date, and executive officers who have joined since that date or who join us in the future will have a four-year period from the start of their service as an officer, to achieve and then hold the required level of share ownership value.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and associates. See “Director Compensation” above for more information.

Non-qualified Deferred Compensation

We adopted a deferred compensation plan in fiscal 2007 for senior level employees. The authorization for the plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. The plan allows participants the opportunity to defer pretax amounts up to 75% of base salary and up to 100% of other eligible compensation. The plan is funded by elective contributions made by the participants. We have elected to finance any potential plan benefit obligation using corporate owned life insurance policies. There were no Company contributions authorized during the fiscal years 2010, 2011 or 2012.

Executive Severance Pay Policy; Change-in-Control Benefits

Payment of severance benefits requires acceptance of, and adherence to, restrictive covenants protective of our interests, including non-compete and non-disclosure obligations. In 2012, we amended our Executive Severance Pay Policy, as described below, to provide increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are provided only if a change in control actually occurs and the executive’s employment is terminated thereafter.

Since 2002, we have maintained change-in-control severance protection in our employment agreements and our equity plans. In March 2012, the Compensation Committee considered and modified its approach to change-in-control benefits. Because existing agreements cannot be unilaterally amended, the changes were adopted prospectively in connection with the amendment of executive employment agreements, as described below.

In 2012, the Executive Severance Pay Policy was amended to provide for severance payable if a change in control actually occurs and the named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit consists of (a) a cash severance benefit of two times base salary plus target bonus; and (b) continued benefits for a two-year period for named executive officers. Other executive officers receive severance based on the same payment formula, except that the multiple used is one times base salary, plus one-twelfth for each year of completed employment with us, up to a maximum of two times for an executive who has completed twelve years of service. The continued benefits for executive officers other than named executive officers extend for one year plus one month for each year of completed employment with us, up to a maximum of two years. In addition, executive officers receive a pro-rata target bonus for the year of termination of employment if our performance for the year equals or exceeds our business plan, based on the number of full months employed. Named executive officers also receive certain outplacement services for a one-year period following termination.

If any payment under the Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided.

In 2012, we amended our employment agreements with Mr. Markee, Mr. Truesdale and Mr. Weiss, and entered into a new employment agreement for Ms. Galgano, to conform to the Executive Severance Pay Policy. The amended agreements are described below and contain uniform terms that conform the change-in-control severance protection, with each person’s consent, to a market-competitive standard. The amended agreements and modifications to the Executive Severance Policy have been designed to provide senior executives with a reasonable level of protection in the event of change-in-control related terminations, as well as to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures.

With these changes, the Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The Executive Compensation–Potential Payments on Termination or Change-in-Control table provides the estimated values and details of the termination benefits under various scenarios for each of the named executive officers as of December 29, 2012.

Other

Perquisites are awarded on a case-by-case basis based on individual employment agreements. They are determined based on an individual basis and approved by the Compensation Committee and the Board. Compensation components classified as “Other” that are offered to the named executive officers along with all Company employees include a 401(k) plan with a Company match, and Company-paid disability and life insurance.

For fiscal 2012, we did not have a pension program for our employees.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language in its equity grants, giving the Board the discretion to seek recoupment of the incentive based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive based compensation are included in the employment agreements with each of the named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

Insider Trading Policy

Our insider trading policy includes certain periods subject to black-out and other limitations regarding trading of our stock.

Tax Treatment

We generally receive a tax deduction for payments to executives under our annual and long-term incentive plans. Section 162(m) of the Internal Revenue Code limits the income tax deduction that we may take for compensation paid to our Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. Performance-based compensation, however, is excluded from the limitation. All compensation of named executive officers in 2012 is fully tax deductible by the Company. The Compensation Committee intends that the annual incentive awards will be deductible by the Company, but the Compensation Committee may elect to provide non-deductible compensation.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits payable upon involuntary termination of employment, have been reviewed in terms of the long-term best interests of shareholders. The Compensation Committee believes that our executive pay practices comprise adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that the executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of stock options) is counterbalanced by long-term incentives (including equity awards that vest over up to four years) and share ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with shareholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers:

Name	Age	Position
Richard L. Markee	59	Chairman of the Board
Anthony N. Truesdale	50	Chief Executive Officer
Brenda Galgano	44	Executive Vice President and Chief Financial Officer
Louis H. Weiss	44	Senior Vice President and Chief Marketing Officer
Jean W. Frydman	60	Senior Vice President for Legal, General Counsel and Corporate Secretary

Richard L. Markee. We provide Mr. Markee’s biography above under Proposal One – Election of Directors – Nominees for Director.

Anthony N. Truesdale. We provide Mr. Truesdale’s biography above under Proposal One – Election of Directors – Nominees for Director.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Louis H. Weiss has served as our Vice President, Internet and Catalog Business since December 2006 and was promoted to Senior Vice President and Chief Marketing Officer in fiscal 2009. Prior to December 2006, Mr. Weiss served as president for Gaiam Direct, the direct marketing unit of Gaiam Inc., in 2005 and 2006. In 2004 and 2005, he was Senior Vice President of Good Times Entertainment. In July 2005, Good Times Entertainment filed a petition under chapter 11 of the Bankruptcy Code and was acquired by Gaiam, Inc. later that year. In 2003 and 2004, Mr. Weiss served as a strategic consultant to various online direct marketing companies. From 2000 through 2003, Mr. Weiss was with Blue Dolphin, Inc. in various executive capacities, and was President at the time he left the company.

Jean W. Frydman has served as our General Counsel and Corporate Secretary since June 2012. She also served as a Vice President Legal from June 2012 until her promotion to Senior Vice President for Legal in February 2013. Ms. Frydman joined the Vitamin Shoppe in 2012. In this capacity, she is responsible for Legal Affairs, the Corporate Secretary function, and Lease Administration. Prior to joining the Vitamin Shoppe, she was U.S. General Counsel, Corporate Secretary: Chief Compliance Officer at Ferring Pharmaceuticals, Inc., a specialty pharmaceutical company in Parsippany, NJ. Prior to Ferring Pharmaceuticals, she served as Vice President, General Counsel & Corporate Secretary with Novadel Pharma, Inc. and Associate General Counsel with Pfizer, Inc. Ms. Frydman has 30 years of experience in the pharmaceutical/medical device industry which includes more than 20 years of legal counsel in both corporations and law firms. Ms. Frydman has her Juris Doctorate Degree from the Chicago-Kent College of Law, a Masters of Art from Central Michigan University and a BS from The Ohio State University College of Allied Medicine.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2012

The following table summarizes the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All Other Compensation ($)	Total ($)
Richard L. Markee	2012	400,000	199,978	—	436,590	68,416	360	1,105,344
Chairman of the Board	2011	450,000	—	—	326,953	—	1,410	778,363
	2010	600,000	—	—	877,500	14,702	8,290	1,500,492

Anthony N. Truesdale	2012	675,000	800,002	199,730	1,227,909	56,995	22,160	2,981,796
Chief Executive Officer	2011	677,110	1,861,714	556,469	924,666	—	18,160	4,038,119
	2010	501,739	212,129	153,311	366,690	32,539	10,190	1,276,598

Michael Archbold(5)	2012	535,000	349,995	135,557	353,903	—	9,980	1,384,435
Former President & Chief Operating Officer	2011	520,650	1,063,822	346,290	524,815	—	10,160	2,465,737
	2010	475,446	374,785	126,256	347,473	—	7,740	1,331,701

Brenda Galgano(6)	2012	457,442	324,992	—	423,637	—	702	1,206,773
EVP and Chief Financial Officer	2011	340,962	854,750	—	330,750	—	240	1,526,702
	2010	—	—	—	—	—	—	—

Louis H. Weiss	2012	390,414	299,990	55,382	327,066	—	10,170	1,083,022
SVP, Chief Marketing Officer	2011	382,500	79,799	163,344	242,696	—	9,799	878,138
	2010	381,202	49,910	36,075	159,533	—	10,190	636,910

Jean W. Frydman(7)	2012	184,615	199,957	—	153,090	—	210	537,872
SVP, General Counsel and Corporate Sec.	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

(1)	These amounts were calculated in accordance with FASB ASC Topic 718. One-half of each officer’s restricted stock awards in 2012 were performance-based, which vest based upon the achievement of Adjusted EBITDA targets over a three-year vesting period (50% at the second grant anniversary and 50% at the third grant anniversary, with a make-whole provision if the three-year Adjusted EBITDA growth is achieved, even if growth in any individual year is not achieved), and the remaining one-half were time-based with 50% vesting on each of the second and third grant anniversaries, contingent upon continued employment. Restricted stock awards in 2011 were time-based with 50% vesting on each of the third and fourth grant anniversaries, contingent upon continued employment. Restricted stock awards in 2010 were time-based with 25% vesting per year on each anniversary date, contingent upon continued employment.
(2)

Stock option awards in 2011 and 2010 consisted both of (a) performance-based awards, which vest based upon the achievement of adjusted EBITDA targets over a four-year vesting period and (b) time-based awards, which vest 25% each year following grant, contingent upon continued employment. The performance-based stock options granted in 2011 vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. For accounting purposes, performance-based stock option grants are measured, and expense is calculated and recorded, after the determination that the achievement of the pre-established performance targets are probable, over the relevant service period. The target metrics underlying the vesting of performance-based stock option grants are established each year. The vesting requirements for performance-based stock option grants permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. No performance-based stock options were granted in 2012. The dollar amounts for 2012 represent the fair value of annual tranches of performance-based stock options granted before 2012. The value of the option awards granted to our named executive officers has been estimated pursuant to the requirements under fair value accounting in accordance with FASB ASC Topic 718. The assumptions used for estimating the fair value for those compensatory grants, are outlined in Note 8, “Stock Based Compensation” to our financial statements, as included in our Annual Report on Form 10-K included in our annual report to stockholders. The weighted average fair value of our options, calculated pursuant to fair value requirements, was $23.20 for fiscal 2012, $17.56 for fiscal 2011 and $11.91 for fiscal 2010. See Note 2, “Summary of Significant Accounting Policies–Stock-Based Compensation,” in our Annual Report on Form 10-K for further discussion.
(3)	We paid bonuses under our MIP for fiscal 2012 in March 2013.
(4)	All of the amounts in this column relate to deferred compensation earnings. For 2011, Mr. Markee incurred a loss of $29,881 and Mr. Truesdale incurred a loss of $15,762; these amounts were not deducted in calculating the total 2011 compensation for these individuals.
(5)	Mr. Archbold left our employment effective June 30, 2012.
(6)	Ms. Galgano’s fiscal 2011 compensation represents amounts earned commencing in March 2011, her month of hire, through December 2011. These amounts do not represent a full year’s compensation.
(7)	Ms. Frydman’s fiscal 2012 compensation represents amounts earned commencing in May 2012, her month of hire, through December 2012.

Perquisites Table

Type	Year	Mr. Markee ($)	Mr. Truesdale ($)	Mr. Archbold ($)	Ms. Galgano ($)(2)	Mr. Weiss ($)	Ms. Frydman(3) ($)
Car Allowance	2012	—	12,000	—	—	—	—
	2011	1,050	8,000	—	—	—	—
	2010	7,900	—	—	—	—	—
Life Insurance Premiums(1)	2012	360	360	180	360	360	210
	2011	360	360	360	240	360	—
	2010	390	390	390	—	390	—
401(k) Company Contribution	2012	—	9,800	9,800	342	9,810	—
	2011	—	9,800	9,800	—	9,439	—
	2010	—	9,800	7,350	—	9,800	—
Totals	2012	360	22,160	9,980	702	10,170	210

Totals	2011	1,410	18,160	10,160	240	9,799	—

Totals	2010	8,290	10,190	7,740	—	10,190	—

(1)	The amounts shown represent premiums we paid on behalf of the executive.
Life insurance rates reduced due to plan renegotiation.
(2)	Life insurance for Ms. Galgano is for the period from May to December 2011.
(3)	Life insurance for Ms. Frydman is for the period from June through December 2012.

Grants of Plan-Based Awards for Fiscal 2012

We award equity grants under the Vitamin Shoppe, Inc. 2006 Stock Option Plan, as amended, and the Vitamin Shoppe 2009 Equity Incentive Plan. The plans provide for grants of stock options and restricted common shares to certain directors, officers, consultants and employees of Vitamin Shoppe and its subsidiaries and are administered by the Compensation Committee.

The following table shows plan-based awards in fiscal 2012 to the named executive officers:

Grants of Plan-Based Awards for Fiscal 2012

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#) (1)
Richard Markee	4/2/2012*	—	—	—	2,251	—	99,967
	4/2/2012*	—	—	—	—	2,252	100,011
	3/15/2012	120,000	240,000	480,000	—	—	—
Anthony Truesdale	4/2/2012*	—	—	—	9,007	—	400,001
	4/2/2012*	—	—	—	—	9,007	400,001
	3/15/2012	337,500	675,000	1,350,000	—	—	—
Michael Archbold	4/2/2012*	—	—	—	3,940	—	174,975
	4/2/2012*	—	—	—	—	3,941	175,020
	3/15/2012	187,250	374,500	749,000	—	—	—
Brenda Galgano	4/2/2012*	—	—	—	3,659	—	162,496
	4/2/2012*	—	—	—	—	3,659	162,496
	3/15//2012	114,750	229,500	459,000	—	—	—
Louis Weiss	4/2/2012*	—	—	—	3,377	—	149,973
	4/2/2012*	—	—	—	—	3,378	150,017
	3/15/2012	88,216	176,432	352,864	—	—	—
Jean Frydman	8/1/2012*	—	—	—	1,813	—	99,951
	8/1/2012*	—	—	—	—	1,814	100,006
	3/15/2012	41,539	83,077	166,154	—	—	—

*	Restricted Stock Award.
(1)	One-half of each officer’s restricted stock awards in 2012 were performance-based, which vest based upon the achievement of Adjusted EBITDA targets over a three-year vesting period (50% at the second grant anniversary and 50% at the third grant anniversary, with a make-whole provision if the three-year Adjusted EBITDA growth is achieved, even if growth in any individual year is not achieved).
(2)	These amounts were calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal 2012

The table below describes the outstanding equity grants held by our named executive officers as of December 29, 2012. Restricted shares are issued at not less than the fair market value on the date of the award. Generally, both options and restricted shares awarded before 2011 become vested in four equal increments on each of the first, second, third and fourth anniversaries of the grant date. Restricted stock awards granted in 2011 and 2012 vest as described in note (1) to the Summary Compensation Table for 2012 above. The stock options granted under the plans have a maximum term of 10 years. Vested grants from the 2006 and 2009 plans are exercisable 30 days and 90 days, respectively, from the date of termination of employment without cause. There are no additional factors affecting ability to exercise other than the general vesting terms.

	Option Awards					Restricted Stock Awards
Name	Option Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock Not Yet Vested (#)	Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units, or other Rights That Have Not Vested ($)
Richard Markee	9/8/2006	4,653	—	16.12	9/28/2016
	9/8/2009	183,330	69,791	15.11	3/7/2017
						9/8/2009	16,980	950,540	—	—
						4/2/2012	2,252	126,067	2,251	126,011
Anthony Truesdale	4/2/2006	70,742	—	10.75	4/1/2016
	4/2/2006	100,524	—	13.43	4/1/2016
	4/2/2006	100,524	—	16.12	4/1/2016
	4/6/2010	5,312	5,313	23.00	4/6/2020
	4/6/2010	5,312	5,313	23.00	4/6/2020
						4/6/2010	4,612	258,180	—	—
						4/4/2011	54,452	3,048,223	—	—
	4/4/2011	5,814	17,442	34.19	4/4/2021
	4/4/2011	6,052	18,157	34.19	4/4/2021
						4/2/2012	9,007	504,212	9,007	504,212
Michael Archbold	4/6/2010	4,375	—	23.00	4/6/2020
	4/6/2010	4,375	—	23.00	4/6/2020
	4/4/2011	3,488	—	34.19	4/4/2021
	4/4/2011	3,631	—	34.19	4/4/2021
Brenda Galgano						4/4/2011	25,000	1,399,500	—	—
						4/2/2012	3,659	204,831	3,659	204,831
Louis Weiss	1/1/2008	11,222	—	15.21	1/1/2018
	1/1/2008	7,444	—	16.12	1/1/2018
						4/6/2010	1,085	60,738	—	—
	4/6/2010	1,250	1,250	23.00	4/6/2020
	4/6/2010	1,250	1,250	23.00	4/6/2020
						4/4/2011	2,334	130,657	—	—
	4/4/2011	1,744	5,233	34.19	4/4/2021
	4/4/2011	1,815	5,448	34.19	4/4/2021
						4/2/2012	3,378	189,100	3,377	189,044
Jean Frydman						8/1/2012	1,814	101,548	1,813	101,492

Option Exercises and Stock Vested During Fiscal 2012

We have granted both stock options and restricted stock awards to our executives. Our executives exercised 555,005 stock options during fiscal 2012, and 32,387 restricted shares vested during fiscal 2012. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2012 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Markee	70,000	3,041,729	22,639	1,189,851
Anthony Truesdale	142,759	7,074,498	2,306	102,409
Michael Archbold	326,246	13,862,378	6,899	299,735
Brenda Galgano	—	—	—	—
Louis Weiss	16,000	637,908	543	24,115
Jean Frydman	—	—	—	—

Non-qualified Deferred Compensation

We adopted a deferred compensation plan in fiscal 2007 for senior level employees. The authorization for the plan prohibits any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. The plan allows participants the opportunity to defer pretax amounts up to 75% of base salary and up to 100% of other eligible compensation. The plan is funded by elective contributions made by the participants. We have elected to finance any potential plan benefit obligation using corporate owned life insurance policies. There were no Company contributions authorized during the fiscal years 2010, 2011 or 2012.

Name	Executive contributions in FY 2012 ($)	Company contributions in FY 2012 ($)	Aggregate earnings in FY 2012 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at end of FY 2012 ($)
Richard Markee	145,391	—	68,416	—	657,793
Anthony Truesdale	92,467	—	56,995	—	500,408
Michael Archbold	—	—	—	—	—
Brenda Galgano	—	—	—	—	—
Louis Weiss	—	—	—	—	—
Jean Frydman	—	—	—	—	—

Pension Benefits

We currently do not have a pension program for our employees, officers or directors.

Employment Agreements

As of December 29, 2012, Mr. Markee, Mr. Truesdale, Mr. Weiss and Ms. Galgano were employed with us pursuant to written employment agreements. Effective June 30, 2012, Mr. Archbold left our employment. In March 2012, the Company and those named executive officers amended their employment agreements, which served to conform the agreements to our Executive Severance Pay Policy. In addition, in March 2012, we entered into an employment agreement with Ms. Galgano. Ms. Frydman does not have an employment agreement. Each of these employment agreements is described below.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011 and March 29, 2012, is for a term of employment ending January 1, 2015 (prior to amendment in 2012, the term of employment was to end September 10, 2013), unless earlier terminated, and provides that Mr. Markee shall serve as our Executive Chairman and his annual base salary will be $400,000. Before April 4, 2011, Mr. Markee served also as Chief Executive Officer and earned a base salary of $600,000 per annum. Mr. Markee is eligible for an annual cash bonus award. For the 2011 fiscal year, Mr. Markee received an annual cash bonus of $326,953, payable in calendar year 2012 at the same time annual bonuses are paid to our other senior executives. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee will be eligible for an annual cash bonus, based on a target opportunity of 60% of his base salary (50% prior to amendment in 2012), payable at the same time annual bonuses are paid to our other senior executives. The annual cash bonus is based on both our satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board.

Mr. Markee is entitled to participate in any health, disability and life insurance and other employee benefit plans and programs we make available to our senior management employees generally. The agreement provides that Mr. Markee will receive continued health and life insurance to age 65, providing that he pays the employee’s regular share of such coverage, and an alternative arrangement for us to provide severance and term life insurance sufficient to purchase such insurance if it is otherwise unavailable from us.

If we terminate Mr. Markee’s employment “with cause,” he will be entitled to any vested right of benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits will continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full after such termination. If we terminate Mr. Markee’s employment “without cause” or upon or within two years following a “change in control,” or Mr. Markee’s terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated June 12, 2006, as amended December 28, 2007, September 25, 2009, February 28, 2011 and March 29, 2012, provides that Mr. Truesdale shall serve as our Chief Executive Officer and his annual base salary shall be $675,000. Before April 4, 2011, Mr. Truesdale served as President and Chief Merchandising Officer. The agreement sets forth an initial term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end March 31, 2012) and provides for automatic renewal for up to two successive one-year periods unless either Mr. Truesdale or we notify the other of his or our intent not to renew the agreement. The agreement also provides that Mr. Truesdale will be eligible for an annual cash bonus with a target amount of 100% of his base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board. The agreement also provides for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with our general employee policies.

If we terminate Mr. Truesdale’s employment “without cause” or upon or within two years following a “change in control,” or Mr. Truesdale terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above. The employment agreement provides that if Mr. Truesdale’s employment is terminated due to our not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the second one-year extension of the employment term, then Mr. Truesdale will be entitled to receive the same severance he would receive if we had terminated his employment without cause.

Michael G. Archbold. Under Mr. Archbold’s employment agreement, dated April 16, 2007, as amended December 28, 2007, September 25, 2009, February 28, 2011 and March 29, 2012, Mr. Archbold served as our President and Chief Operating Officer until he left our employment on June 30, 2012. Up to his departure, Mr. Archbold received an annual base salary of $535,000. Before April 4, 2011, Mr. Archbold served as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. The agreement had a term ending April 15, 2013 (prior to amendment in 2012, the term of employment was to end April 15, 2012) and provides for automatic renewal for up to two successive one-year periods unless either Mr. Archbold or we notified the other of his or our intent not to renew the agreement. The agreement also provided that Mr. Archbold would be eligible for an annual cash bonus with a target amount of 70% of his base salary. The annual bonus was based on both our satisfaction of certain operating objectives and Mr. Archbold’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminated Mr. Archbold’s employment “without cause,” or upon or within two years following a “change in control,” he terminated his employment due to an “adverse change in status, as defined under the Executive Severance Pay Policy, then would have been entitled to payments pursuant to the Executive Severance Pay Policy, as described above. The amended agreement provided that if we terminated Mr. Archbold’s employment due to our not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the second one-year extension of the employment term, then Mr. Archbold would be entitled to receive the same severance he would have received if we had terminated him without cause.

Mr. Archbold voluntarily left our employment on June 30, 2012, and we agreed to a separation letter agreement with him that provided for the compensation described in footnote (6) to the table below captioned Potential Payments Upon Change In Control at End of Fiscal 2012. We also agreed to extend the exercise period for Mr. Archbold’s stock options until and through June 30, 2013. He also agreed to reaffirm his obligations under certain restrictive covenants and executed a general release.

Louis H. Weiss. Mr. Weiss’s employment agreement, dated January 15, 2007, as amended December 28, 2007 and March 29, 2012, provides that Mr. Weiss shall serve as Chief Marketing Officer and sets forth a term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end December 31, 2012) and provides for automatic renewal for up to two successive one-year periods unless either Mr. Weiss or we notify the other of his or our intent not to renew the agreement. The agreement provides for an annual base salary of $392,070 and an annual cash bonus with a target amount of 45% of his base salary (30% prior to amendment in 2012). Such annual bonus will be based on achievement of our performance objectives.

If we terminate Mr. Weiss’ employment “without cause” or upon or within two years following a “change in control,” or Mr. Weiss terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above.

Brenda Galgano. Ms. Galgano’s employment agreement, dated March 29, 2012, provides that Ms. Galgano shall serve as our Chief Financial Officer and her annual base salary shall be $459,000. The agreement sets forth a term ending March 31, 2013 and provides for automatic renewal for up to two successive one-year periods unless either Ms. Galgano or we notify the other of her or our intent not to renew the agreement. The agreement also provides that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board. If we terminate Ms. Galgano’s employment “without cause” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described above.

Potential Payments Upon Termination or Change in Control

As described above in Compensation Discussion and Analysis–Executive Severance Pay Policy; Change-in-Control Benefits, we amended our Executive Severance Pay Policy in March 2012 to provide increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are provided only if a change in control actually occurs and the executive’s employment is terminated thereafter. We are not obligated to make any cash payment or provide continued benefits to the named executive officers, other than certain vested retirement plans, if we terminate their employment for cause or the executive terminates his or her employment voluntarily. The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company on December 29, 2012, the end of our most recent fiscal year.

Potential Payments Upon Change In Control at End of Fiscal 2012

Name	Benefit	Before Change in Control Termination for Good reason ($)	After Change in Control– by Company without “Cause” or by Officer for an Adverse Change in Status ($)	Termination by Company with “Cause” ($)	Voluntary Termination by Officer ($)	Death ($)	Disability($)	Change in Control (without termination of Employment) ($)
Richard Markee	Stock Options(1)	—	2,852,358	cease vesting	cease vesting	2,852,358	2,852,358	2,852,358
	Stock Awards(1)	—	1,202,618	cease vesting	cease vesting	1,202,618	1,202,618	1,202,618
	Severance Pay(2)	400,000	800,000	—	—	—	—	—
	Plan Benefits(3)	—	23,323	—	—	—	—	—
	Pro-rata Bonus(4)	240,000	480,000	—	—	360,000	360,000	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	640,000	5,359,379	—	—	4,414,976	4,414,976	4,054,976

Anthony Truesdale	Stock Options(1)	—	1,126,148	cease vesting	cease vesting	1,126,148	1,126,148	1,126,148
	Stock Awards(1)	—	4,314,827	cease vesting	cease vesting	4,314,827	4,314,827	4,314,827
	Severance Pay(2)	675,000	1,350,000	—	—	—	—	—
	Plan Benefits(3)	—	24,390	—	—	—	—	—
	Pro-rata Bonus(4)	675,000	1,350,000	—	—	1,012,500	1,012,500	—
	Life Insurance (5)	—	1,080	—	—	—	—	______—

	Total	1,350,000	8,166,445	—	—	6,453,475	6,453,475	5,440,975

Michael Archbold(6)	Stock Options(1)	—	—	—	cease vesting	—	—	—
	Stock Awards(1)	—	—	—	cease vesting	—	—	—
	Severance Pay(2)	—	—	—	535,000	—	—	—
	Plan Benefits(3)	—	—	—	20,552	—	—	—
	Pro-rata Bonus(4)	—	—	—	353,903	—	—	—
	Life Insurance(5)	—	—	—	—	—	—	—

	Total	—	—	—	909,455	—	—	—

Brenda Galgano	Stock Options(1)	—	—	—	—	—	—	—
	Stock Awards(1)	—	1,809,162	cease vesting	cease vesting	1,809,162	1,809,162	1,809,162
	Severance Pay(2)	459,000	918,000	—	—	—	—	—
	Plan Benefits(3)	—	24,385	—	—	—	—	—
	Pro-rata Bonus(4)	229,500	459,000	—	—	344,250	344,250	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	688,500	3,211,627	—	—	2,153,412	2,153,412	1,809,162

Name	Benefit	Before Change in Control Termination for Good reason ($)	After Change in Control– by Company without “Cause” or by Officer for an Adverse Change in Status ($)	Termination by Company with “Cause” ($)	Voluntary Termination by Officer ($)	Death ($)	Disability($)	Change in Control (without termination of Employment) ($)
Louis Weiss	Stock Options(1)	—	315,189	cease vesting	cease vesting	315,189	315,189	315,189
	Stock Awards(1)	—	569,540	cease vesting	cease vesting	569,540	569,540	569,540
	Severance Pay(2)	392,070	784,140	—	—	—	—	—
	Plan Benefits(3)	—	24,388	—	—	—	—	—
	Pro-rata Bonus(4)	176,432	352,864	—	—	264,648	264,648	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	568,502	2,047,201	—	—	1,149,377	1,149,377	884,729

Jean Frydman	Stock Options(1)	—	—	—	—	—	—	—
	Stock Awards(1)	—	203,039	cease vesting	cease vesting	203,039	203,039	203,039
	Severance Pay(2)	150,000	300,000	—	—	—	—	—
	Plan Benefits(3)	—	7,877	—	—	—	—	—
	Pro-rata Bonus(4)	67,500	135,000	—	—	202,500	202,500	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	217,500	646,996	—	—	405,539	405,539	203,039

(1)	In the event of a termination without cause or for cause or in the event of a voluntary termination, stock options and stock awards will cease to vest. In the event of a change of control, stock options and stock awards would become fully vested. The amounts reflect the value of all unvested stock options and stock awards as of December 29, 2012.
(2)	Reflects one year of salary in the first column and two years of salary in the second column, in each case per the severance terms of each executive’s employment agreement, except for Ms. Frydman, who as a new employee would receive 26 weeks/one year under our severance policy.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above at (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments, under their respective employment agreements or severance policy.
(5)	Life insurance coverage provided to the named executive officer before termination will be subsidized at our expense at up to three times our annual premium for one year following the executive’s termination date.
(6)	Mr. Archbold voluntarily left our employment effective June 30, 2012. We paid him the following types of payments, which are reflected in this table. (a) Accrued Benefits. We paid Mr. Archbold for accrued, unused vacation days, plus any accrued but unpaid base salary and any unreimbursed business expenses to which he was entitled in accordance with the Company’s policies. (b) Pro Rata 2012 Bonus. In March 2013, we paid Mr. Archbold 50% of the annual cash bonus for 2012 attributable to the performance of the Company as a whole that he would have earned based on actual Company results for 2012 had his employment not terminated, payable in 2013. Mr. Archbold was deemed to have satisfied his individual operating objectives. (c) Cash Severance. We paid Mr. Archbold one year’s base salary, payable over time at the normal rate, except that we paid the remaining unpaid portion of the severance in March 2013. (d) Continued Health Benefits. We agreed to pay COBRA payments until the earlier to occur of (1) June 30, 2013, and (2) the time when Mr. Archbold becomes eligible for insurance coverage offered by any subsequent employer. Mr. Archbold elected to take COBRA coverage for two months, which is the amount reflected in the table. Also in connection with Mr. Archbold’s termination, the exercise period for his vested options was extended to June 30, 2013.

Employee Benefit Plans

Our employees, including our named executive officers, are entitled to various employer benefits. These benefits include medical and dental care plans, flexible spending accounts for healthcare and life and disability insurance.

Equity Compensation Plan Information

The following table sets forth, as of December 29, 2012, certain information related to our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,151,650	(1)	$19.80	2,770,850
Equity compensation plans not approved by security holders	—		N/A	—

Total	1,151,650			2,770,850

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 5,265 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

(a)    Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

(b)    Pre-approval of a non-audit service to be performed by our independent registered public accountants shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 29, 2012 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2012 and 2011 are described in the table below:

Fee Type	2012 ($)	2011 ($)
Audit fees(1)	692,500	698,500
Audit-related fees	—	—
Tax	154,100	—
All other fees(2)	214,750	—

Total	1,061,350	698,500

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.
(2)	Fees for due diligence work related to the acquisition of Super Supplements, Inc.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee (the “Audit Committee”) is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2012, the Audit Committee held five meetings. The charter complies with all current regulatory requirements.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2012, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company’s Audit Committee Charter. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 29, 2012 with management and the independent registered public accounting firm, including a discussion of the quality and critical accounting policies and estimates, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the firm’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the internal auditor, the overall scope and plans for their respective audits. In addition, the Audit Committee met with the independent registered public accounting firm and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Chief Executive Officer and the Chief Financial Officer of the Company their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, each year and determines to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee decided to engage Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 29, 2012. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue its practice of recommending that the Board ask the stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group, and independent registered public accounting firm. In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 26, 2013, with respect to the consolidated financial statements of the Company as of and for the year ended December 29, 2012, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

B. Michael Becker – Chairman

Catherine Buggeln

John H. Edmondson

David H. Edwab

PROPOSAL THREE—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2013.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte &

Touche LLP as our independent registered public accounting firm for fiscal year 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although our Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors and officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2012, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404 (a) of Regulation S-K) has or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers and directors that were required to be filed under Section 16 of the Exchange Act during 2012 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2014 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders no later than December 12, 2013. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

Requirements for Stockholder Proposals to Be Brought Before the 2014 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2014 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047, not earlier than February 5, 2014 and not later than March 7, 2014, except that if the 2014 annual meeting of the stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2014 annual meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)  the name and address of the stockholder proposing such business;

(c)  the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)  any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)  name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)  name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)  a detailed biography outlining the candidate’s relevant background;

(d)  professional and business experience and other significant accomplishments;

(e)  an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected;

(f)  a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and

(g)  a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

2012 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2012 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jean W. Frydman

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, June 4, 2013.

Vote by Internet • Go to www.envisionreports.com/VSI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - B. Michael Becker	☐	☐	☐	02 - Catherine Buggeln	☐	☐	☐	03 - Deborah M. Derby	☐	☐	☐

04 - John H. Edmondson	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Richard L. Markee	☐	☐	☐

07 - Richard L. Perkal	☐	☐	☐	08 - Beth M. Pritchard	☐	☐	☐	09 - Katherine Savitt	☐	☐	☐

10 - Anthony N. Truesdale	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and the 2012 annual report to stockholders are available at: www.envisionreports.com/VSI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 5, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Henson and Jean W. Frydman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held Wednesday, June 5, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)